Exhibit 99.1
FOR IMMEDIATE RELEASE
AUGUST 28, 2009

BIOPHARM ASIA INC. BEGINS TRADING UNDER NEW SYMBOL: “BFAR”

SHENZHEN, China and LOS ANGELES, CA, August 28, 2009 — BioPharm Asia Inc. (OTCBB: BFAR), a rapidly growing pharmaceutical company in China, today announced that it has begun trading under the symbol “BFAR” on the Over-the-Counter Bulletin Board. The new symbol replaces “DOMR”, which the Company inherited in an earlier merger with the firm Domain Registration Corp.

“Today’s adoption of a ticker symbol that more accurately reflects our corporate name is simply the next logical step as part of our entry into the U.S. capital markets,” said Rogers Yin, BioPharm Asia’s Chief Executive Officer. “Our ticker symbol, which is a better reflection of our company’s true identity, not only marks the completion of our capital restructuring process that included our initial listing earlier this year, but also signifies the initial stages of our efforts to communicate our investment story to a broader and more sophisticated mix of retail and institutional investors.  We are looking forward to being able to shortly launch an aggressive investor relations program that will help us achieve a higher stock market profile as well as greater visibility that is highlighted by our history of double-digit growth in both revenues and earnings.”

To be added to BioPharm Asia’s investor lists, please contact Haris Tajyar with Investor Relations International (IRI) at htajyar@irintl.com or at 818-382-9702.

About BioPharm Asia Inc.

BioPharm Asia Inc. (OTCBB: BFAR) is primarily engaged in the sale of medical products in China, complemented by a vertically integrated supporting function that includes the cultivation of Chinese herbal medicines, pharmaceutical production and wholesale medicine distribution. Following several successful acquisitions, the Company is completing the integration of its distribution channels and expanding its trading business (conducted through its retail stores as well as its distribution activities) to include pharmaceutical manufacturing and the cultivation and sale of medicinal raw materials. For more information, please visit http://www.biopharmasiainc.com.

Forward-looking statements: Except for the historical information, the matters discussed in this news release may contain forward-looking statements, including, but not limited to, factors relating to future sales and earnings. These forward-looking statements may involve a number of risks and uncertainties. Actual results may differ materially based on a number of factors, including, but not limited to, uncertainties in product demand, risks related to doing business in China, the impact of competitive products and pricing, changing economic conditions around the world, release and sales of new products and other risk factors detailed in the Company's most recent filings with the U. S. Securities and Exchange Commission.
# # #

FOR FURTHER INFORMATION:

AT INVESTOR RELATIONS INTL:	AT BIOPHARM ASIA:
Haris Tajyar	Michael Guo
Managing Partner	Chief Financial Officer
Ph: 818-382-9702	Ph: 86-755-23990999
htajyar@irintl.com	mikeguo@biopharmasiaco.com
Missy Zhang
Ph. 718-705-4217
vp@biopharmasiaco.com